MASTER JOINT VENTURE AGREEMENT

MASTER JOINT VENTURE AGREEMENT (this “Agreement”), dated as of February 20, 2017, by and between DIGIPATH, INC., a Nevada corporation (“Digi”), and OC TESTING, LLC, a Delaware limited liability company (“OC”).

R  E  C  I  T  A  L  S:

Digi is engaged in the cannabis lab testing business (the “Testing Business”) in the state of Nevada, and has developed substantial know-how and expertise in the Testing Business, including, without limitation, with respect to applicable standard operating procedures, testing protocols, proprietary genetic data, licensing requirements, and the design and initial setup of cannabis testing laboratories (collectively, together with the “Digipath” name, the “Digipath IP”).

Digi and OC desire to enter into a joint venture, as provided for in this Agreement, under which the parties would together engage in the Testing Business and establish cannabis testing laboratories (“Testing Labs”) in additional jurisdictions in the United States utilizing the Digipath IP and OC’s financial resources.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Establishment of Joint Venture Companies.

(a) From time to time during the Term (as defined below), except as set forth below, OC and Digi will enter into limited liability company agreements substantially in the form of Exhibit A hereto (“Operating Agreements”) for each jurisdiction in which they intend to jointly engage in the Testing Business. Pursuant to each such Operating Agreement, among other things, (i) Digi and OC will establish a limited liability company (an “LLC”) to engage in the Testing Business in such jurisdiction, (ii) Digi and OC will own 20% and 80%, respectively, of the membership interests of the LLC, (iii) Digi will license the Digipath IP to the LLC on a royalty-free basis; (iv) Digi will advise the LLC on the development and construction of the Testing Lab to be operated by the LLC, including the equipment to be installed in the applicable Testing Lab and the technical personnel to be employed by the LLC, and (v) OC will provide the LLC with sufficient financing to construct and open the Testing Lab.

(b) The parties anticipate that they will initially form LLCs to engage in the Testing Business in the States of Florida, California and Colorado.

(c) In the event the parties decide to enter into the Testing Business in a particular State through the purchase of an existing Testing Lab, the terms of the Operating Agreement with respect to such jurisdiction shall be as provided in Section 1(a) above, except that OC will be responsible for financing the purchase price of such Testing Lab instead of the construction thereof.

(d) In the event the parties desire to engage in the Testing Business in the State of Colorado or any other State in which Digi is legally precluded from owning equity in an entity engaging in the Testing Business in such State, OC, directly or through a subsidiary, will operate a Testing Lab in such State pursuant to a licensing and management agreement with Digi (a “Licensing Agreement”) under which Digi will license the Digipath IP to such Testing Lab and provide the same services to such Testing Lab as Digi otherwise provides to Testing Labs under the Operating Agreements, in exchange for aggregate licensing and management fees equal to 9% of the gross revenues of such Testing Lab, payable monthly in perpetuity.

2. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and continue for the initial period (the “Initial Term”) of five (5) years from such date, and thereafter shall be automatically extended for additional periods of one year (each, a “Renewal Term”) unless either party provides notice to the other in writing not less than 90 days prior to the expiration of the Initial Term or the Renewal Term then in effect that it does not wish to so renew the Term.

3. Favored Pricing. In the event that Digi provides testing services to any Testing Lab established by the parties under this Agreement, the price charged by Digi for such testing services shall be no greater than the lowest price charged by Digi to any of its other customers at such time for the same or comparable services.

4. Issuance of Securities.

In connection with entering into this Agreement, concurrently herewith Digi and OC or one of its affiliates shall enter into a subscription agreement in the form attached hereto as Exhibit B pursuant to which OC or such affiliate shall purchase Digi common stock and warrants for an aggregate purchase price of $250,000.

5. Representations and Warranties. Each party hereby represents and warrants to the other party that: (a) it is a corporation or limited liability company, duly organized and validly existing under the laws of the State of its organization, (b) it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (c) the person(s) signing below on its behalf are its duly authorized representatives and that this Agreement when executed and delivered will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, and (d) it is not bound by any agreement or other obligation that conflicts with its obligations hereunder, and it shall not enter into or otherwise become bound by any such agreement or obligation during the Term.

2

6. Confidentiality; Non-Compete.

(a) Except as necessary in the course of performing its obligations hereunder, neither party shall, at any time during the Term or thereafter, use, divulge, furnish, disclose or make accessible to any person any confidential information or knowledge of the other party (other than information generally known to the public or the industry), including, without limitation, any information relating directly or indirectly to the Testing Business or to any other business of the other party.

(b) OC covenants and agrees that during the Term and for a period of five (5) years after the termination thereof (the “Restricted Period”), except as expressly provided by this Agreement or any Operating Agreement or Licensing Agreement entered into hereunder, neither it nor any of its affiliates shall, directly or indirectly, without the consent of Digi (i) be, or become interested in, associated with or represent, or otherwise manage, operate, control or engage in the Testing Business; provided that, the foregoing shall not restrict OC from the ownership, solely as a passive investment, of 2% or less of any class of publicly-traded securities of a company engaged in the Testing Business; (ii) induce or seek to influence any employee of Digi to terminate his or her employment; or (iii) take any action for the purpose of interfering with any business relationship that Digi has with any other person. The Restricted Period shall be extended by the length of time during which OC or any of its affiliates is in breach of the provisions of this Section 6(b).

(c) Digi covenants and agrees that during the Restricted Period, neither it nor any of its affiliates shall, directly or indirectly, without the consent of OC, (i) be, or become interested in, associated with or represent, or otherwise manage, operate, control or engage in the business of cannabis cultivation; provided that, the foregoing shall not restrict Digi from the ownership, solely as a passive investment, of 2% or less of any class of publicly-traded securities of a company engaged in such business; (ii) induce or seek to influence any employee of OC to terminate his or her employment; or (iii) take any action for the purpose of interfering with any business relationship that OC has with any other person. The Restricted Period shall be extended by the length of time during which Digi or any of its affiliates is in breach of the provisions of this Section 6(c).

(d) Each party acknowledges that the Restricted Period is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of Section 6 be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that if a court determines subsequently that the terms of Section 6 are unenforceable, the Parties will request that such court reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable.

(e) Without prejudice to the rights and remedies otherwise available to either party, a party shall be entitled to equitable relief by way of injunction if the other party breaches or threatens to breach any of the provisions of this Section 6, without the necessity of proving irreparable harm or posting a bond or other security.

3

7. Notices.

(a) All notices, requests or instructions required or permitted to be given pursuant to this Agreement shall be in writing and sufficiently given if delivered in person or if sent by courier, email or by registered or certified airmail, return receipt requested, postage prepaid, as follows:

If to Digi, at:

Digipath, Inc.

6450 Cameron Street, Suite 113

Las Vegas, Nevada 89118

Attention: Joseph J. Bianco

with a copy to:

Fox Rothschild LLP

101 Park Avenue, 17th Floor

New York, New York 10178

Attention: Zev M. Bomrind, Esq.

If to OC, at:

99 Warren Street, 5E

New York, NY 10007

Attention: Andrew Kantarzhai

(b) Such notices, requests or instructions shall be deemed received when given if delivered in person, within 48 hours if sent by email or courier, and within five business days if sent by registered or certified airmail. Any of the above addresses may be changed to such other addresses as shall be designated by such party hereto by notice given as provided above to the other party hereto; provided, however, that any such notice of change of address shall be effective only upon receipt.

8. Modification. This Agreement may be changed, amended, terminated, modified, extended or superseded, or compliance with any term or condition hereof may be waived, only if agreed to in writing by the parties hereto, or in the case of a waiver, by the party waiving compliance. No waiver by either party hereto of any provision of this Agreement shall be deemed a waiver of any other provision hereof or a waiver of the same provision at any prior or subsequent time.

4

9. Assignment. No party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party, except that a party may assign its rights under this Agreement and any agreements related hereto to an affiliate as long as such affiliate agrees to be bound by the terms of this Agreement. “Affiliate” shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person.

10. Severability. If any provision hereof shall be determined to be invalid or unenforceable in any respect, that provision shall be deemed deleted and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles thereof. EACH PARTY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT SHALL BE INITIATED AND PROSECUTED IN THE COURTS HAVING PROPER SUBJECT-MATTER JURISDICTION LOCATED IN NEW YORK, NEW YORK. EACH PARTY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER.

12. Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, both of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely upon such copies as though they bear original signatures.

13. Further Assurances. Each party hereto, upon the request of the other party, agrees to perform all further acts and assurances and execute, acknowledge and deliver all documents and instruments which may be reasonably necessary, appropriate or desirable to carry out the provisions and intent of this Agreement.

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused the same to be duly executed on the date first above written.

DIGIPATH, INC.

By:	/s/ Joseph J. Bianco
Name:	Joseph J. Bianco
Title:	Chief Executive Officer

OC TESTING, LLC

By:	/s/ Andrew Kantarzhi
Name:	Andrew Kantarzhi
Title:	Managing Partner

6

EXHIBIT A

FORM OF OPERATING AGREEMENT

7

EXHIBIT B

SUBSCRIPTION AGREEMENT

8